Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        We consent to the use in Amendment No. 2 to the Registration Statement No. 333-118553 of our reports dated March 2, 2007, except for Note 16(a) as to which the date is April 16, 2007 and Note 16(b) as to which the date is June 28, 2007, (which report expresses and unqualified opinion and includes an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards 123 (Revised), Share-Based Payment) relating to the consolidated financial statements and schedule of Photonic Products Group Inc. and Subsidiaries, included herein.

        We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ HOLTZ RUBENSTEIN REMINICK LLP
Melville, New York

August 3, 2007